Exhibit 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT
Between
Clearway Energy, Inc.
and
Christopher Sotos

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made as of September 23, 2021, between Clearway Energy, Inc. (the “Company”), and Christopher Sotos (“Executive”).

WHEREAS, the Company and Executive (collectively, the “Parties”) previously entered into that certain employment agreement dated May, 6, 2016 (the “Commencement Date”), and as amended effective January 1, 2018, under which the Company has employed Executive as its President and Chief Executive Officer and Executive (collectively, the “Prior Agreement”); and

WHEREAS, the Parties desire to amend and restate the Prior Agreement to make certain clarifying changes to the terms and conditions set forth therein and Executive is willing to accept his continued employment under the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.            Employment. The Company shall continue to employ Executive, and Executive hereby agrees to continue in employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning September 23, 2021 (the “Effective Date”), and ending as provided in Section 5 hereof (the “Employment Period”).

2.            Position and Duties.

(a)           During the Employment Period, Executive shall serve as the President and Chief Executive Officer (“CEO”) of the Company and shall have the normal duties, responsibilities, functions and authorities customarily exercised by the President and CEO of a company of similar size and nature as the Company. During the Employment Period, Executive shall render such administrative, financial and other executive and managerial services to the Company and its affiliates which are consistent with Executive’s position, as the Board of Directors of the Company (the “Board”) may from time to time direct.

(b)          During the Employment Period, Executive shall report to the Board and shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company. Executive shall perform his duties, responsibilities and functions to the Company hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply with the Company’s policies and procedures in all material respects. In performing his duties and exercising his authority under this Agreement, Executive shall support and implement the business and strategic plans approved from time to time by the Board. During the Employment Period, Executive shall not serve as an officer or director of, or otherwise perform services for compensation for, any other entity without the prior written consent of the Board, which shall not be unreasonably withheld. Executive may serve as an officer or director of, or otherwise participate in, purely educational, welfare, social, religious and civic organizations so long as such activities do not interfere with Executive’s employment. Nothing contained herein shall preclude Executive from (i) engaging in charitable and community activities; (ii) participating in industry and trade organization activities; (iii) managing his and his family’s personal investments and affairs; and (iv) delivering lectures, fulfilling speaking engagements or teaching at educational institutions; provided that such activities do not materially interfere with the regular performance of his duties and responsibilities under this Agreement.

3.            Compensation and Benefits.

(a)           As of the Effective Date, Executive’s annualized rate of base salary shall be Six Hundred Twenty-Nine Thousand Three-Hundred and Thirty Dollars ($629,330). For each subsequent annual period thereafter, Executive’s annual base salary shall be reviewed by the Board, which shall determine (among other things) whether to grant an increase (such initial annual base salary and the annual base salary as determined from time to time by the Board are referred to herein as the “Base Salary”). The Base Salary (minus all applicable tax withholding) shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices (in effect from time to time) but in any event no less frequently than monthly. For purposes of this Agreement, the Base Salary shall not include any other type of compensation or benefit paid or payable to Executive.

(b)          Bonuses and Incentive Compensation.

(i)       Annual Bonus. As of the Effective Date, and for fiscal year 2021, and for each fiscal year thereafter during the Employment Period, subject to achievement of criteria determined by the Board with input from Executive as soon as administratively practicable following the beginning of each such fiscal year, Executive will be entitled to an annual bonus with a target amount equal to one hundred percent (100%) of Executive’s then current Base Salary (the “Annual Bonus”), it being understood that the Company may, from time to time, increase such percentage of Executive’s then current Base Salary for purposes of establishing the target amount of the Annual Bonus. The maximum award opportunity each year is two hundred percent (200%) of the target amount. The Company shall pay the Annual Bonus in a single cash lump-sum (minus all applicable tax withholding) after the end of the Company’s fiscal year in accordance with procedures established by the Board, but in no event later than two and one-half (2½) months after the end of the calendar year during which the last day of the fiscal year occurs.

(ii)       Long Term Incentive. Executive shall be eligible to participate in the Clearway Energy, Inc. Amended and Restated 2013 Equity Incentive Plan, as such plan may be amended and/or restated from time to time (or any successor plan thereto), on such terms and conditions as are stated therein. For each fiscal year during the Employment Period, Executive’s annual long term incentive target shall equal two hundred and fifty percent (250%) of Executive’s then Base Salary (the “Target LTIP Award”).

(c)           During the Employment Period, the Company shall promptly reimburse Executive for all reasonable business expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses. During the Employment Period, the Company will promptly reimburse Executive for reasonable fees, costs and expenses incurred for annual tax return preparation, and ongoing tax advice and financial planning, to a maximum of Twelve Thousand Dollars ($12,000) annually; provided that such reimbursements must be made prior to the end of the calendar year following the calendar year in which such expense was incurred. In addition, the Company will promptly reimburse Executive for reasonable fees and costs incurred for purposes of obtaining legal and other advisory services in connection with reviewing and finalizing this Amended and Restated Employment Agreement, to a maximum of Twelve Thousand Dollars ($12,000).

(d)          In addition to the Base Salary and any bonuses and incentives payable to Executive pursuant to this Section 3, Executive shall also be entitled to the following benefits during the Employment Period, unless otherwise modified by the Board:

(i)       participation in the Company’s retirement plans, health and welfare plans and disability insurance plans, under the terms of such plans (in effect from time to time) and to the same extent and under the same conditions such participation and coverages are provided to other senior management of the Company;

(ii)       five (5) weeks paid vacation each calendar year; and

(iii)       coverage under the Company’s director and officer liability insurance policy.

4.            Board Membership. With respect to all regular elections of directors during the Employment Period, the Company shall nominate, and use its reasonable efforts to cause the election of, Executive to serve as a member of the Board. Effective upon the termination of the Employment Period, Executive shall resign as a director of the Company and its affiliates, as the case may be.

5.            Employment Period; Termination.

(a)          Unless renewed by mutual agreement of the Parties, the Employment Period shall end on December 31, 2024, but shall automatically renew on the same terms and conditions set forth herein for additional one year terms unless the Company or Executive gives the other Party written notice of its election not to renew the Employment Period at least ninety (90) days prior to the then current expiration date (a “Non-Renewal Notice”); provided that the Employment Period shall terminate prior to such date (i) upon Executive’s resignation or death, (ii) upon the Company’s termination of Executive’s employment hereunder with or without Cause, or (iii) upon termination of Executive’s employment with the Company as a result of his Disability, in each case as further described in this Section 5, as applicable.

(b)          Termination of the Employment Period may occur as follows:

(i)       the Employment Period shall terminate immediately upon Executive’s resignation (with or without Good Reason (as defined herein)), death or Disability (as defined herein));

(ii)      the Employment Period may be terminated by the Company at any time prior to such date with or without Cause (as defined herein), subject to the process described in Section 5(d) below, as applicable. Except as otherwise provided herein, including as specified in Section 5(d) below, any termination of the Employment Period by the Company shall be effective as specified in a written notice from the Company to Executive, but in no event more than thirty (30) calendar days from the date of such notice; or

(iii)     the ending of the Employment Period in accordance with Section 5(a) as a result of a delivery of a Non-Renewal Notice by the Company or Executive to the other Party.

(c)          For purposes of this Agreement, the definition of “Good Reason” shall mean:

(i)       Any material failure by the Company to comply with any of the provisions of this Agreement, other than any isolated, insubstantial and inadvertent failure not occurring in bad faith, and which is not remedied by the Company within thirty (30) calendar days after receipt of written notice thereof given by Executive;

(ii)      Any failure to elect Executive to the Board at any regular election of directors during the Employment Period, or any removal of Executive from the Board, for any reason, during the Employment Period;

(iii)     Any reduction of more than fifteen percent (15%) of Executive’s Base Salary, annual incentive target under the Annual Bonus program (“Target Annual Bonus”) or target LTIP awards (“Target LTIP Award”), relative to the highest Base Salary, Target Annual Bonus or Target LTIP Award level for Executive after the Effective Date, excluding across-the-board reductions to Executive’s then effective Base Salary, Target Annual Bonus and/or Target LTIP Award (on a grant value basis) pursuant to a compensation reduction program that applies to substantially all similarly situated executive officers of the Company; provided that, if any reduction of Base Salary, Target Annual Bonus or Target LTIP Award occurs during the period that is within the six (6) months immediately prior to, or twenty-four (24) months immediately following a Change in Control (as defined herein) (without regard to whether the reduction applies on an across-the-board basis as described above), then such reduction shall be deemed to constitute Good Reason.

(iv)     A material reduction in Executive’s benefits under or relative level of participation in the Company’s employee benefit or retirement plans, policies, practices, or arrangements in which Executive participates as of the Effective Date;

(v)      A material diminution in Executive’s authority, duties, or responsibilities, or the assignment of duties to Executive (including a requirement that Executive is to report to someone other than the Board) which are materially inconsistent with his position;

(vi)     The failure of the Company to obtain in writing the obligation to perform or be bound by the terms of this Agreement by any successor to the Company or a purchaser of all or substantially all of the assets of the Company within fifteen (15) calendar days after any Change in Control (as defined herein) or similar transaction; or

(vii)   Any relocation of Executive’s principal place of employment to a location that is more than fifty (50) miles from Executive’s place of employment as of the Effective Date, but only if such new location is not closer to Executive’s primary residence.

Notwithstanding the foregoing, in no event shall Executive have Good Reason to terminate his employment unless (A) Executive gives written notice to the Company of the existence of the condition constituting Good Reason within ninety (90) calendar days of the initial existence of such condition; (B) the Company does not cure such condition within thirty (30) calendar days of its receipt of such notice; and (C) Executive actually terminates his employment within one hundred eighty (180) calendar days following the initial existence of the condition constituting Good Reason.

(d)          For purposes of this Agreement, the definition of “Cause” shall mean:

(i)	Executive’s conviction of, or an agreement to a plea of nolo contendere to, any felony or other crime involving moral turpitude;
(ii)	Executive’s willful and continuing refusal to substantially perform Executive’s material duties as reasonably directed by the Board under this or any other agreement (after receipt of written notice from the Board setting forth such duties and responsibilities to be performed);
(iii)	In carrying out Executive’s duties, Executive engages in conduct that constitutes willful gross neglect or willful gross misconduct which, in either case, results in demonstrable harm to the business, operations, prospects, or reputation of the Company;
(iv)	Executive’s material breach of any written agreement between Executive and the Company;
(v)	Executive’s material violation of the Company’s Code of Conduct or any material provision of a written Company policy; or
(vi)	Any other material breach of this Agreement which is not cured to the Board’s reasonable satisfaction within thirty (30) calendar days after written notice thereof to Executive.

Notwithstanding the foregoing, there shall be no termination for Cause pursuant to clauses (i) through (vi) above, unless a written notice, containing a detailed description of the grounds constituting Cause hereunder, is delivered to Executive stating the basis for the termination within thirty (30) calendar days of the initial existence of the condition. Upon receipt of such notice, Executive shall be given thirty (30) calendar days to fully cure and remedy the neglect or conduct that is the basis of such claim. If Executive fails to fully cure and remedy such neglect or misconduct within such thirty (30) calendar day period, Executive shall have an opportunity to be heard before the full Board. After such hearing, a termination for Cause shall only occur if there is a vote of three-quarters (3/4) of the Board to terminate Executive for Cause.

(e)           For purposes of this Agreement, a termination of the Employment Period as a result of the Company’s delivery of a Non-Renewal Notice to Executive shall be deemed to constitute an involuntary termination of Executive’s employment with the Company without Cause.

6.            Severance.

(a)          Involuntary Termination without Cause Voluntary Termination for Good Reason.

(i)       Entitlement to Severance Benefits. In the event (A) Executive’s employment with the Company is involuntarily terminated by the Company without Cause (including, for the avoidance of doubt, the Company’s delivery of a Notice of Non-Renewal to Executive), or (B) Executive’s employment with the Company is voluntarily terminated by Executive for Good Reason (the date occurrence of each such event under the above clauses (A) or (B), being the “Separation Date”), Executive shall be entitled to the severance benefits set forth below in Section 6(a)(ii); provided, however, if such termination of employment occurs within six (6) months immediately prior to, or twenty-four (24) months immediately following a Change in Control (as defined herein) of the Company, Executive shall in lieu of the severance benefits provided under Section 6(a)(ii) hereof become entitled to the severance benefits set forth below in Section 6(a)(iii).

(ii)       Severance absent a Change in Control. As a condition to the payment of the following severance benefits under this Section 6(a)(ii), within forty-five (45) calendar days of the occurrence of the Separation Date that is not within six (6) months immediately prior to, or twenty-four (24) months immediately following a Change in Control, Executive shall execute and deliver, and the applicable revocation period shall have expired with respect to, the “Release” in the form substantially similar to that attached hereto as Exhibit A, in consideration for which the Company agrees to the following:

(A)	The Company shall pay Executive, upon the date that is forty-five (45) calendar days following the Separation Date, a lump-sum cash payment (minus applicable tax withholding) in an amount no less than one and one-half (1½) times Executive’s annual Base Salary in effect as of the Separation Date;

(B)	The Company shall pay Executive, upon the date that annual bonus payments are generally made to the Company’s executive officers, a lump-sum cash payment (minus applicable tax withholding), if at all, in an amount at least equal to the Annual Bonus payment Executive would have earned (i.e., contingent on satisfaction of the performance goals that are applicable to such Annual Bonus), if any, as set forth in Section 3(b)(i) of this Agreement if his termination of employment had not occurred, adjusted on a pro rata basis based on the number of days Executive was actually employed by the Company during the fiscal year to which such target bonus opportunity relates;

(C)	In the event that the Separation Date occurs under this Section 6(a)(ii) following the close of the fiscal year but prior to the payment of the bonus applicable for such year (if any), the Company shall pay Executive, upon the date that is forty-five (45) calendar following the Separation Date, a lump-sum cash payment (minus applicable tax withholding) in an amount equal to the amount of such bonus (if any) that Executive would have received for such prior fiscal year, had Executive’s employment with the Company continued and he was employed through such date on which such bonus would be paid;

(D)	For eighteen (18) months from the Separation Date (the “Benefits Continuation Period”), the Company shall reimburse Executive for the portion of the monthly premium cost that would have been paid by the Company for the same level of health and dental coverage that Executive had in effect immediately prior to his termination if Executive were actively employed by the Company in the event Executive elects for himself and his dependents (as applicable) to participate in continuation coverage for the Company’s health and dental plans under the Consolidated Omnibus Budget and Reconciliation Act of 1985, as amended (“COBRA”); provided, however, that if it is not commercially feasible to offer COBRA to Executive, the Board, in its discretion, may reimburse Executive for similar reasonable costs incurred by Executive in obtaining health and dental coverage for himself and his dependents (as applicable) during the Benefits Continuation Period;

(E)	The Company shall pay Executive the amounts described in Section 6(e); and

(F)	The Company shall treat all outstanding awards of restricted stock, stock options and other equity awards granted to Executive under the LTIP (“Outstanding LTIP Awards”) in accordance with the terms of the plans or agreements under which such awards were created or maintained.

(iii)     Severance with a Change in Control. As a condition to the payment of the following severance benefits under this Section 6(a)(iii), within forty-five (45) calendar days of the occurrence of the Separation Date that is within the six (6) months immediately prior to, or twenty-four (24) months immediately following a Change in Control, Executive shall execute and deliver, and the applicable revocation period shall have expired with respect to, the “Release” in the form attached hereto as Exhibit A, in consideration for which the Company agrees to the following:

(A)	The Company shall pay Executive, upon the date that is forty-five (45) calendar days following the Separation Date, a lump-sum cash payment (minus applicable tax withholding) in an amount no less than three (3) times the sum of the following: (x) Executive’s annual Base Salary in effect as of the Separation Date, or if higher, Executive’s annual Base Salary in effect immediately prior to the Change in Control, and (y) Executive’s target Annual Bonus opportunity as set forth in Section 3(b)(i) of this Agreement;

(B)	The Company shall pay Executive, upon the date that is forty-five (45) calendar days following the Separation Date, a lump-sum cash payment (minus applicable tax withholding), in an amount at least equal to Executive’s then target Annual Bonus opportunity as established pursuant to Section 3(b)(i) of this Agreement, adjusted on a pro rata basis based on the number of days Executive was actually employed by the Company during the fiscal year to which such target bonus opportunity relates;

(C)	In the event that the Separation Date occurs under this Section 6(a)(iii) following the close of the fiscal year but prior to the payment of the bonus applicable for such year (if any), the Company shall pay Executive, upon the date that is forty-five (45) calendar days following the Separation Date, a lump-sum cash payment (minus applicable tax withholding), in an amount equal to the amount of such bonus (if any) that Executive would have received for such prior fiscal year, had Executive’s employment with the Company continued and he was employed through such date on which such bonus would be paid;

(D)	For the duration of the Benefits Continuation Period, the Company shall reimburse Executive for the portion of the monthly premium cost that would have been paid by the Company for the same level of health and dental coverage that Executive had in effect immediately prior to his termination if Executive were actively employed by the Company if Executive elects in the event Executive elects for himself and his dependents (as applicable) to participate in benefits continuation coverage for the Company’s health and dental plans under COBRA; provided, however, that if it is not commercially feasible to offer COBRA to Executive, the Board, in its discretion, may reimburse Executive for similar reasonable costs incurred by Executive in obtaining health and dental coverage for himself and his dependents (as applicable) during the Benefits Continuation Period;

(E)	The Company shall pay Executive the amounts described in Section 6(e); and

(F)	To the extent any Outstanding LTIP Awards include a vesting provision therein that is based on the applicable termination of employment occurring within a period of six (6) months prior to and twelve (12) months following a Change in Control, such period shall be deemed to be, and reformed hereunder as, six (6) months prior to and twenty-four (24) months following a Change in Control, it being understood that (x) such Outstanding LTIP Awards shall otherwise be administered in accordance with the terms of the plans or agreements under which such awards were created or maintained, and (y) nothing in this paragraph shall otherwise modify the applicable termination of employment definition set forth in such Outstanding LTIP Awards that shall apply thereunder for such vesting purposes.

(v)      Notwithstanding anything in this Section 6(a) to the contrary, the benefit reimbursement provided pursuant to Section 6(a)(ii)(D) and Section 6(a)(iii)(D) shall be discontinued prior to the end of the Benefits Continuation Period in the event Executive becomes eligible for benefits from a subsequent employer similar to those benefits Executive was receiving pursuant to the Benefits Continuation Period as determined by the Company in good faith. Executive shall have a duty to inform the Company as to the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment, and shall provide, or cause to be provided, to the Company in writing correct, complete and timely information concerning the same.

(vi)     Notwithstanding anything herein to the contrary, if Executive is a “specified employee” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) as of his termination of employment, then to the extent necessary to comply with the requirements of Section 409A of the Code, no payments due Executive under this Section 6(a) shall be made earlier than the date that is six (6) months following Executive’s termination of employment, at which time all payments that would otherwise have been made or provided to Executive within that six (6) month period shall be paid to Executive in a lump sum.

(b)          For purposes of this Agreement, “Change in Control” shall mean the first to occur of any of the following events:

(i)       Any “person” (as that term is used in Sections 13 and 14(d)(2) of the Securities Exchange Act of 1934 (“Exchange Act”)) other than Clearway Energy Group LLC or one of its subsidiaries or affiliates (A) becomes the “beneficial owner” (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of fifty percent (50%) or more of either (x) the Company’s then-outstanding common stock (“Outstanding Company Common Stock”) or (y) the Company’s then-outstanding capital stock entitled to vote in the election of directors (“Outstanding Company Voting Securities”), excluding any “person” who becomes a “beneficial owner” in connection with a Business Combination (as defined in paragraph (iii) below) which does not constitute a Change in Control under said paragraph (iii) or (B) obtains the power to, directly or indirectly, vote or cause to be voted fifty percent (50%) or more of the Company’s capital stock entitled to vote in the election of directors, including by contract or through proxy;

(ii)      Persons who on the Effective Date constitute the Board (the “Incumbent Directors”) cease for any reason, including without limitation, as a result of a tender offer, proxy contest, merger, or similar transaction,, to constitute at least a majority thereof; provided that any person becoming a director of the Company subsequent to the Effective Date shall be considered an Incumbent Director if such person’s election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director;

(iii)     Consummation of a reorganization, merger, consolidation, or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners, respectively, of Outstanding Company Common Stock and of the combined voting power of Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then outstanding shares of common stock and combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities; or

(iv)     The stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company.

(c)          Termination for Cause; Voluntary Resignation. In the event Executive’s employment with the Company is terminated (i) by the Board involuntarily for Cause, or (ii) by Executive’s resignation from the Company for any reason other than Good Reason, death, or Disability, the Company agrees to the following, including for the avoidance of doubt, Executive’s delivery of a Non-Renewal Notice pursuant to Section 5(a) absent a Change in Control:

(A)	The Company shall pay Executive the amounts described in Section 6(e); and

(B)	The Company shall treat all Outstanding LTIP Awards in accordance with the terms of the plans or agreements under which such awards were created or maintained.

(d)          Death or Disability. In the event that Executive’s employment with the Company is terminated as a result of Executive’s death or Disability, the Company agrees to the following:

(i)       The Company shall pay Executive, upon the date that is fifteen (15) calendar days after such termination of employment, a lump-sum cash payment (minus applicable tax withholding) in an amount at least equal to Executive’s then target bonus opportunity as set forth in Section 3(b)(i) of this Agreement participating, adjusted on a pro rata basis based on the number of days Executive was actually employed during the fiscal year to which such target bonus opportunity relates;

(ii)       In the event that Executive’s death or termination due to Disability occurs under this Section 6(d) following the close of the fiscal year but prior to the payment of the bonus applicable for such year (if any), the Company shall pay Executive upon the date that is fifteen (15) calendar days after such termination of employment, a lump-sum cash payment (minus applicable tax withholding) in an amount equal to the amount of such bonus (if any) that Executive would have received for such prior fiscal year, had Executive’s employment with the Company continued and he was employed through such date on which such bonus would be paid;

(iii)     The Company shall pay Executive the amounts described in Section 6(e); and

(iv)     The Company shall treat all Outstanding LTIP Awards in accordance with the terms of the plans or agreements under which such awards were created or maintained.

For purposes of this Agreement, “Disability” shall mean “disabled” as defined in Section 409A(a)(2)(C) of the Code and the regulations promulgated thereunder. Executive shall cooperate in all respects with the Company if a question arises as to whether he has become disabled (including, without limitation, submitting to an examination by a medical doctor or other health care specialists selected by the Company and reasonably acceptable to Executive and authorizing such medical doctor or such other health care specialist to discuss Executive’s condition with the Company).

(e)          Other Payments Upon Termination. In the case of any termination of Executive’s employment with the Company, Executive or his estate or legal representative shall be entitled to receive from the Company:

(i)       To the extent not theretofore paid, Executive’s Base Salary through the date of termination to the extent not theretofore paid;

(ii)      To the extent not theretofore paid and not otherwise addressed in this Section 6, the amount of any bonus, incentive compensation, deferred compensation and other compensation earned or accrued by Executive as of the date of termination under any compensation and benefit plans, programs or arrangements maintained in force by the Company and to the extent provided for (if at all) under the terms thereof (for this purpose, Executive’s Annual Bonus, if any, for any fiscal year shall be deemed to have accrued only on the last day of such fiscal year; provided that, except as otherwise required by applicable law, no such accrual shall occur in the event of termination of Executive’s employment pursuant to Section 6(c));

(iii)     To the extent not theretofore paid, any vacation pay, expense reimbursements and other cash entitlements accrued by Executive, in accordance with Company policy, as of the date of termination;

(iv)     All benefits accrued by Executive under all benefit plans and qualified and nonqualified retirement, pension, 401(k) and similar plans and arrangements of the Company, in such manner and at such time as are provided under the terms of such plans and arrangements.

In the event Executive becomes entitled to receive the benefits described in Section 6(a) hereof, such benefits shall be in lieu of other compensation to which Executive may have been entitled pursuant to any severance plan or similar arrangement.

(f)           No Other Payments. Except as provided in (a), (b), (c) or (d) above, all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination of the Employment Period shall cease upon such termination, other than those expressly required under applicable law.

(g)          No Mitigation, Et Cetera. In the event of Executive’s termination of employment for whatever reason or in the event of breach of this Agreement by the Company, Executive shall be under no obligation to seek other employment or to otherwise mitigate his damages.

(h)          Offset. The Company may offset, to the fullest extent of the law, any amounts due to the Company from Executive, or advanced or loaned to Executive by the Company, from any monies owed to Executive or Executive’s estate by reason of his termination of employment; provided that in no event will the payment of any amount that constitutes “deferred compensation” under Section 409A of the Code and the regulations promulgated thereunder be offset.

(i)            Limitations. Notwithstanding any other provision of Section 6 to the contrary, to the extent any benefits provided pursuant to Section 6 during the first six months after Executive’s termination are not paid pursuant to a qualified plan, a bona fide sick leave or vacation plan, a disability plan, a death benefit plan or a plan providing medical expense reimbursements which are non-taxable or a separation pay plan (within the meaning of the regulations under Section 409A of the Code) and Executive is a “specified employee” within the meaning of Section 409A of the Code, Executive shall pay the cost of such coverage during the first six (6) months following such termination and shall be reimbursed for the cost of such coverage after the lapse of such six (6)-month period.

7.             Indemnification.

(a)          The Company agrees that (i) if Executive is made a party, or is threatened to be made a party, to any threatened or actual action, suit or proceeding, whether civil, criminal, administrative, investigative, appellate or other (each, a “Proceeding”) by reason of the fact that he is or was a director, officer, employee, agent, manager, consultant or representative of the Company or is or was serving at the, request of the Company as a director, officer, member, employee, agent, manager, consultant or representative of another entity or (ii) if any claim, demand, request, investigation, dispute, controversy, threat, discovery request or request for testimony or information (each, a “Claim”) is made, or threatened to be made, that arises out of or relates to Executive’s service in any of the foregoing capacities, then Executive shall promptly be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s certificate of incorporation, bylaws or Board resolutions or, if greater, by the laws of the State of Delaware, against any and all costs, expenses, liabilities and losses (including, without limitation, attorney’s fees, judgments, interest, expenses of investigation, penalties, fines, excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if he has ceased to be a director, member, employee, agent, manager, consultant or representative of the Company or other entity and shall inure to the benefit of Executive’s heirs, executors and administrators. The Company shall advance to Executive all attorneys’ fees, costs and expenses incurred by him in connection with any such Proceeding or Claim within fifteen (15) calendar days after receiving written notice requesting such an advance. Such notice shall include, to the extent required by applicable law, an undertaking by Executive to repay the amount advanced if he is ultimately determined not to be entitled to indemnification against such costs and expenses. Executive shall have the right to select counsel of his choosing.

(b)          Neither the failure of the Company (including the Board, independent legal counsel or stockholders) to have made a determination in connection with any request for indemnification or advancement under Section 7(a) that Executive has satisfied any applicable standard of conduct nor a determination by the Company (including the Board, independent legal counsel or stockholders) that Executive has not met any applicable standard of conduct, shall create a presumption that Executive has or has not met an applicable standard of conduct.

8.            280G Best Net. In the event that any payment or benefit made or provided to or for the benefit of Executive in connection with this Agreement or his employment with the Company or the termination thereof (a “Payment”) is determined to be subject to any excise tax (“Excise Tax”) imposed by Section 4999 of the Code and the regulations and other guidance promulgated thereunder, then such payment or benefit shall be reduced to the minimum extent necessary to avoid the imposition of such tax, but only if such reduction would cause the amount to be retained by Executive, in the reasonable judgment of Executive’s personal tax advisor, to be greater than would be the case if Executive were required to pay such excise tax. The determination of whether any Payment is subject to an Excise Tax and, if so, the amount and time of any reduction required hereunder shall be made by an independent auditor (the “Auditor”) jointly selected by the Parties and paid by the Company. Unless Executive agrees otherwise in writing, the Auditor shall be a nationally recognized United States public accounting firm that has not, during the two years preceding the date of its selection, acted in any way on behalf of the Company or any of its affiliates. If the Parties cannot agree on the firm to serve as the Auditor, then the Parties shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor.

9.            Confidential Information.

(a)           Executive acknowledges that the information, observations and data (including trade secrets) obtained by him while employed by the Company concerning the business or affairs of the Company or any of its affiliates (“Confidential Information”) are the property of the Company or such affiliate. Therefore, except in the course of Executive’s duties to the Company or as may be compelled by law or appropriate legal process, Executive agrees that he shall not disclose to any person or entity or use for his own purposes any Confidential Information or any confidential or proprietary information of other persons or entities in the possession of the Company and its affiliates (“Third Party Information”), without the prior written consent of the Board, unless and to the extent that the Confidential Information or Third Party Information becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions. Except in the course of Executive’s duties to the Company or as may be compelled by law or appropriate legal process, Executive will not, during his employment by the Company, or permanently thereafter, directly or indirectly use, divulge, disseminate, disclose, lecture upon, or publish any Confidential Information, without having first obtained written permission from the Board to do so. Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may reasonably request, all memoranda, notes, plans, records, reports, computer files, disks and tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to Third Party Information, Confidential Information or the business of the Company, or its affiliates which he may then possess or have under his control. Notwithstanding the foregoing, the Company hereby waives the right to assert an “inevitable disclosure” argument in any legal proceeding against Employee after the termination of his employment.

(b)          Executive shall be prohibited from using or disclosing any confidential information or trade secrets that Executive may have learned through any prior employment. If at any time during his employment with the Company or any of its affiliates, Executive believes he is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality, or other obligations Executive may have to former employers, Executive shall immediately advise the Board so that Executive’s duties can be modified appropriately. Executive represents and warrants to the Company that Executive took nothing with him which belonged to any former employer when Executive left his prior position and that Executive has nothing that contains any information which belongs to any former employer. If at any time Executive discovers this is incorrect, Executive shall promptly return any such materials to Executive’s former employer. The Company does not want any such materials, and Executive shall not be permitted to use or refer to any such materials in the performance of Executive’s duties hereunder.

(c)         Notwithstanding the foregoing, nothing herein prohibits Executive from reporting possible violations of law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures, and Executive is not required to notify the Company that he has made such reports or disclosures. Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

10.          Intellectual Property, Inventions and Patents. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, trade secrets, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which may relate to the Company’s or any of its affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive (whether alone or jointly with others) while employed by the Company and its affiliates (“Work Product”), belong to the Company or such affiliate. Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments). Executive acknowledges that all applicable Work Product shall be deemed to constitute “works made for hire” under the U.S. Copyright Act of 1976, as amended. To the extent any Work Product is not deemed a work made for hire, then Executive hereby assigns to the Company or such affiliate all right, title and interest in and to such Work Product, including all related intellectual property rights.

11.          Non-Compete, Non-Solicitation.

(a)          In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that during the course of his employment with the Company and its affiliates he shall become familiar with the Company’s trade secrets and with other Confidential Information concerning the Company and its affiliates and that his services shall be of special, unique and extraordinary value to the Company and its affiliates, and therefore, Executive agrees that, during the Employment Period and for one (1) year thereafter (the “Noncompete Period”), he shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, be employed in an executive, managerial or administrative capacity by, or in any manner engage in any company engaged in a business that competes with any business of the Company, as such business exists or is in process during the Employment Period or on the date of the termination of the Employment Period within any geographical area in which the Company engages or has definitive plans to engage in such businesses. Nothing herein shall prohibit Executive from being a passive owner of not more than two percent (2%) of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation. Notwithstanding the foregoing, the provisions of this Section 11(a) shall not apply in the case of any material breach of the Company’s obligations under Section 6 or Section 7 which remains uncured for more than twenty (20) calendar days after notice is received from Executive of such breach, which such notice shall include a detailed description of the grounds constituting such breach.

(b)           During the Noncompete Period, Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of the Company to leave the employ thereof, or in any way interfere with the relationship between the Company and any employee thereof, (ii) hire any person who was an employee of the Company during the last six (6) months of the Employment Period; or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company (including, without limitation, making any negative or disparaging statements or communications regarding the Company).

(c)           If, at the time of enforcement of this Section 11, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive acknowledges that the restrictions contained in this Section 11 are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.

(d)          In the event of the breach or a threatened breath by Executive of any of the provisions of this Section 11, the Company would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, the Company shall, in addition to any recovery of monetary amounts, including any severance amounts provided hereunder, be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of a breach or violation by Executive of Section 11(a), the Noncompete Period shall be automatically extended by the amount of time between the initial occurrence of the breach or violation and when such breach or violation has been duly cured.

12.          Executive’s Representations. Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound which has not been waived, (b) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity which has not been waived, and (c) on the Effective Date and the Commencement Date, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

13.          Survival. Sections 5 through 28, inclusive, shall survive and continue in full force in accordance with their terms notwithstanding the termination of the Employment Period.

14.          Notices. Any notice, communication or request provided for in this Agreement shall be in writing and shall be either personally delivered (with a written acknowledgement of receipt), sent by nationally recognized overnight courier service (with a written acknowledgement of receipt by the overnight courier) or mailed by certified or registered mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

Christopher Sotos

(Address on file with the Company)

Notices to the Company:

Brian R. Ford
Lead Independent Director
Clearway Energy, Inc.
300 Carnegie Center, Suite 300
Princeton, NJ 08540

Clearway Energy, Inc.
Attn: SVP General Counsel and Corporate Secretary
300 Carnegie Center, Suite 300
Princeton, NJ 08540

or such other address or to the attention of such other person as the recipient party shall have specified by ten (10) calendar days prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when (i) when personally delivered, (ii) two (2) business days after being sent by overnight courier or (iii) three (3) business days after mailing by certified or registered mail.

15.          Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such, invalid, illegal or unenforceable provision had never been contained herein.

16.          Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the Parties and supersede and preempt any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way.

17.          No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

18.          Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

19.          Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the beneficiaries, heirs and representatives of Executive and the successors and assigns of the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or a majority of its assets, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place. Regardless whether such agreement is executed, this Agreement shall be binding upon any successor of the Company in accordance with the operation of law and such successor shall be deemed the “Company” for purposes of this Agreement. Executive may not assign his rights (except by will or the laws of descent and distribution) or delegate his duties or obligations hereunder. Except as provided by this Section 19, this Agreement is not assignable by any Party and no payment to be made hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or other charge.

20.          Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New Jersey or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New Jersey.

21.         Amendment and Waiver. The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Company and Executive, and no course of conduct or course of dealing or failure or delay by any Party in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

22.          Insurance. The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance. Executive hereby represents that he has no reason to believe that his life is not insurable at rates now prevailing for healthy men of his age.

23.          Indemnification and Reimbursement of Payments on Behalf of Executive. The Company and its affiliates shall be entitled to deduct or withhold from any amounts owing from the Company or any of its affiliates to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from the Company or any of its affiliates or Executive’s ownership interest in the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity). In the event the Company or any of its affiliates does not make such deductions or withholdings at the written request of Executive, Executive shall indemnify the Company and its affiliates for any amounts paid with respect to any such Taxes, together with any interest, penalties and related expenses thereto.

24.         Consent to Jurisdiction. EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS OF NEW JERSEY OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEW JERSEY, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT IN COMPLIANCE WITH THE PROVISIONS OF SECTION 14 (NOTICE) SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS SECTION 24. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IN THE STATE COURTS OF NEW JERSEY OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEW JERSEY, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

25.          Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

26.          Corporate Opportunity. During the Employment Period, Executive shall submit to the Board all business, commercial and investment opportunities or offers presented to Executive that relate to the business of the Company or its affiliates (“Corporate Opportunities”), if Executive wishes to accept or pursue, directly or indirectly, such Corporate Opportunities on Executive’s own behalf. This Section 26 shall not apply to purchases of publicly traded stock by Executive.

27.          Legal Costs. Except as otherwise agreed to by the Parties, the Company shall pay Executive for costs of litigation or other disputes during Executive’s lifetime including, without limitation, reasonable attorneys’ fees incurred by Executive in asserting any claims or defenses under this Agreement, except that Executive shall bear his own costs of such litigation or disputes (including, without limitation attorneys’ fees) only to the extent the court finds in favor of the Company with respect to any claims or defenses asserted by Executive.

28.          Executive’s Cooperation. During the Employment Period and thereafter, Executive shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal, investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company during the Employment Period (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may come into Executive’s possession during the Employment Period); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with Executive’s personal schedule or ability to engage in gainful employment. In the event the Company requires Executive’s cooperation in accordance with this Section 28, the Company shall reimburse Executive for reasonable out-of-pocket expenses (including travel, lodging, meals, attorneys’ fees) incurred by Executive during Executive’s lifetime in connection with such cooperation, subject to reasonable documentation. In addition, the Company shall compensate Executive at a rate of $500 per hour for the time, that Executive reasonably spends complying with his obligations under this Section 28 after the termination of the Employment Period. Such reimbursement and compensation shall be paid within fifteen (15) calendar days after submission of same to the Company.

29.          Section 409A. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code and the regulations and other guidance promulgated thereunder (“Section 409A”), so as to prevent inclusion in gross income of any amounts payable or benefits provided hereunder in a taxable year that is prior to the taxable year or years in which such amounts or benefits would otherwise actually be distributed, provided or otherwise made available to Executive. This Agreement shall be construed, administered, and governed in a manner consistent with this intent and the following provisions of this paragraph shall control over any contrary provisions of this agreement. In furtherance thereof, to the extent that any provision hereof would otherwise result in Executive being subject to the payment of tax, interest, and tax penalty under Section 409A, Executive and the Company agree to amend this agreement in a manner that brings this Agreement in compliance with Section 409A. Notwithstanding the foregoing, in no event shall the Company be responsible for reimbursing or indemnifying Executive for any violation of Section 409A. Payments and benefits that are paid or provided under this Agreement upon Executive’s termination or severance of employment that constitute deferred compensation under Section 409A shall be paid or provided only at the time of a termination or severance of Executive’s employment that constitutes a “separation from service” within the meaning of Section 409A. For purposes of Section 409A, each payment under this Agreement shall be treated as a right to a separate payment and not part of a series of payments.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Clearway Energy, Inc.	Christopher Sotos

/s/ Jonathan Bram, Chairman of the Board	/s/ Christopher Sotos
Jonathan Bram, Chairman of the Board	President & CEO

EXHIBIT A
GENERAL RELEASE

In consideration of the payments and benefits (the “Severance Payment”) paid or to be paid to me pursuant to and in accordance with the terms of my Amended and Restated Employment Agreement with Clearway Energy, Inc. dated September 23, 2021 (the “Agreement”), on behalf of myself, my heirs, executors, administrators, successors, and assigns, I hereby fully and forever RELEASE and DISCHARGE CLEARWAY ENERGY, INC., its affiliates and their officers, directors, agents, employees, representatives, successors and assigns (hereinafter, collectively called the “Company”), from any and all claims and causes of action arising out of or relating in any way to my employment with the Company, including, but not limited to, the offer of employment and termination of my employment, and I agree that I will not in any manner institute, prosecute or pursue any complaints, claims, charges, liabilities, claims for relief, demands, suits, actions or causes of action against the Company that are covered by this RELEASE.

Notwithstanding the foregoing, expressly excluded from this RELEASE are any claims or causes of action which I may have (i) seeking enforcement of my rights under the Agreement, including, without limitation, Sections 6, 7 and 27 thereof, or any other plan, policy or arrangement of the Company, (ii) seeking to obtain contribution as permitted by applicable law in the event of the entry of judgment against me as a result of any act or failure to act for which both I and the Company are held to be jointly liable, (iii) arising out of or relating in any way to acts or omissions after the date of this RELEASE or otherwise not covered by this RELEASE, and (iv) which cannot be waived by law. I shall also retain the right to seek indemnification from the Company, to the extent permitted under applicable law and Section 7 of the Agreement.

1. I understand and agree that, except as specifically provided above, this RELEASE is a full and complete waiver of all claims relating to my employment with the Company, including, but not limited to, claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, personal injury and emotional distress, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, the Americans With Disabilities Act, the Rehabilitation Act of 1973, as amended, the Equal Pay Act of 1963, Section 1981 of the Civil Rights Act of 1866, any of the Delaware State employment, discrimination or wage payment laws, the Fair Labor Standards Act of 1938, as amended, the Family and Medical Leave Act of 1993, and the Employee Retirement Income Security Act of 1974, as amended, claims arising from any legal restrictions on the Company’s right to terminate employees (including, without limitation, claims arising under various contract, tort, public policy or wrongful discharge theories under any federal, state or local law, or under the federal Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local law), and any claims for attorney’s fees or costs.

2. I understand that I have received or will receive, regardless of the execution of this RELEASE, all amounts due to me pursuant to Sections 6(e) and 7 of the Agreement. I further understand and agree that the Company will not provide me with any additional payments or benefits under the Agreement (including, without limitation, payments under Section 6(a) of the Agreement) unless I execute this RELEASE. In consideration of the execution of this RELEASE, I will receive additional payments and benefits specified in Section 6(a) of the Agreement.

3. In addition, and in further consideration of the foregoing, I acknowledge and agree that if I hereafter discover facts different from or in addition to those which I now know or believe to be true that this RELEASE shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery thereof. I understand that this RELEASE does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967, as amended, which arise after the date I sign this RELEASE.

4. As part of my existing and continuing obligation to the Company, I have returned or, within seven (7) days of my termination will return to the Company all Confidential Information and Third Party Information (as such terms are defined in the Agreement) in accordance with the terms of the Agreement. I affirm my obligation to keep all Confidential Information confidential and not to disclose it to any third party as required by Section 9 of the Agreement.

5. I agree not to disclose, either directly or indirectly, any information whatsoever regarding (i) any of the terms or the existence of this RELEASE and my benefits under the Agreement or (ii) any other claim I may have against the Company, to any person or organization, including but not limited to members of the press and media, present and former employees of the Company, companies who do business with the Company; or other members of the public. Notwithstanding the preceding sentence, I may reveal such terms of this RELEASE and the Severance Payment to my spouse, accountants or attorneys or as are necessary to comply with a request made by the Internal Revenue Service, as otherwise compelled by a court or agency of competent jurisdiction, as allowed and/or required by law.

6. This RELEASE shall be governed by the laws of the State of Delaware.

7. This RELEASE contains the entire agreement between the Company and me with respect to any matters referred to in the RELEASE and shall supersede any all other agreements, whether written or oral, with respect to such matters. I understand and agree that this RELEASE shall not be deemed or construed at any time as an admission of liability or wrongdoing by either myself or the Company. Notwithstanding the foregoing, it is understood and agreed that my termination will be treated for all purposes as a termination without Cause or for Good Reason under Section 6(a) of the Agreement and that I shall be entitled to all payments and benefits under the Agreement consistent with such a termination.

8. If any one or more of the provisions contained in this RELEASE is, for any reason, held to be unenforceable, that holding will not affect any other provision of this RELEASE, but, with respect only to the jurisdiction holding the provision to be unenforceable, this RELEASE shall then be construed as if such unenforceable provision or provisions had never been contained therein.

9. Before executing this RELEASE, I obtained sufficient information to intelligently exercise my own judgment about the terms of the RELEASE. The Company has informed me in writing to consult an attorney before signing this RELEASE, if I wish.

I also understand for a period of seven (7) days after I sign this RELEASE, I may revoke this RELEASE and that the RELEASE will not become effective until seven (7) days after I sign it, and only then if I do not revoke it. In order to revoke this RELEASE, I must deliver, or cause to be delivered, to [Name]; Chairman of the Board by First Class mail or facsimile [Fax Number], by no later than seven (7) days after I execute this RELEASE, a letter stating that I am revoking it.

10. My severance and other termination benefits under the Agreement will be paid in accordance with the terms of the Agreement. If I choose to revoke this RELEASE within seven (7) days after I sign it, such benefits will not be due and payable, and the RELEASE will have no effect.

11. If I fail to comply with my agreement not to institute, prosecute or pursue any complaints, claims, charges, liabilities, claims for relief, demands suits or causes of actions against the Company (except as set forth in the second unnumbered paragraph at the beginning of this Release above, including, without limitation, any claims or causes of actions I may have as a result of any acts or omissions that occur after the date of this Release), or if I materially and willfully fail to comply with the terms of Section 4 or 5 of this RELEASE, I will forfeit the additional payments and benefits due under the Agreement.

EMPLOYEE’S ACCEPTANCE OF RELEASE:

BEFORE SIGNING MY NAME TO THIS RELEASE, I STATE THAT: I HAVE READ IT; UNDERSTAND IT AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS; I AM AWARE OF MY RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING IT; AND I HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY. EXCEPT FOR THE MATTERS EXPRESSLY STATED IN THIS RELEASE, THE COMPANY HAS NEITHER MADE ANY REPRESENTATION NOR OFFERED ME ANY INDUCEMENT TO SIGN THIS RELEASE.

By:
Christopher Sotos
President & CEO

Date:

Agreed to and accepted:
CLEARWAY ENERGY, INC.

By:
[Name]
Chairman of the Board

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